Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Gary Winterhalter (“Employee”) and Sally Beauty Holdings, Inc. (“Employer”).

1.                                      Separation of Employment.  Employee separated from employment with Employer on February 2, 2016 (the “Separation Date”).

2.                                      Consideration.  In consideration of the release of all claims by Employee as provided for in this Agreement, and for the other agreements by Employee herein, Employer will provide Employee with the following consideration (the “Release Consideration”):

a.              Despite Employee electing to retire, Employer will provide the consideration and benefits outlined in Section 5(c) and (d) of the Transition Agreement between Employer and Employee, payable and provided at the times specified therein, which specifically requires that Employee sign a Release Agreement;

b.              “Rule of 75” eligibility for Employer’s stock option plans, which will allow Employee to continue to vest and exercise stock options for three (3) years after the Separation Date.  In order to be eligible, Employee must sign the “Option Exercise Period Extension Agreement” attached to this Agreement as Exhibit A-1; and

c.               Vacation and Benefits.  Executive will be paid his accrued but unused vacation determined as of December 31, 2014.  Executive will also be able to retain his mobile phone and Ipad, and will be able to transfer his current mobile phone number to his personal account.

d.              Reimbursement of up to a maximum of $30,000 for reasonable legal fees and related expenses incurred by him solely in connection with the review of his retirement arrangement with Employer.

Employee agrees that this Release Consideration is in addition to anything of value to which Employee already is entitled.

3.                                      Release.  In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the “Released Parties”), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before the date on which Employee executes this Agreement.  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, national origin, religion, disability, age, whistleblower status under state or federal law, including, but not limited to the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act (NLRA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, claims under Chapters 21 and 451 of the Texas Labor Code, and other federal, state or local laws relating to employment or termination of employment, any personal injury claims, and any related attorneys’ fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties.  Employee waives and releases Employer and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding.

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Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.  Notwithstanding this paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee’s behalf.

Employee also acknowledges (i) receipt of all compensation and benefits due through the date Employee signs this Agreement as a result of services performed for Employer with the receipt of a final paycheck except as provided in this Agreement and the Transition Agreement between the Parties; (ii) Employee has reported to Employer any and all work-related injuries incurred during employment; (iii) Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Employee has provided Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any released person or entity.

4.                                      Confidentiality and Non-disparagement.  Employee agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Employee may supply a copy to Employee’s accountant or other financial advisor solely in connection with preparing Employee’s income tax return, and Employee may disclose this Agreement to members of Employee’s immediate family and to Employee’s attorney on a confidential basis.  Employee also agrees to keep confidential any and all discussions, communications and documents relating to the issues and negotiations that led to this Agreement and the underlying facts, allegations, documents and communications related to any claims of discrimination Employee made during Employee’s employment with Employer.  Employee further agrees not to talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Employer or any of the Released Parties.  Employee also agrees that Employee shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Employer.  Employer acknowledges and agrees that it will instruct its executive officers and directors that, except as required by law or compelled through valid legal process, they should not make any derogatory or disparaging statements about Employee, regardless of the truth or falsity of such statements.

Nothing in this paragraph or Agreement is to be construed to preclude Employee or any individual from communicating with any government agency, including the Equal Employment Opportunity Commission, National Labor Relations Board and/or Securities and Exchange Commission, or otherwise participating in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual.

Employee Initial	/s/ GW	Page 2

5.                                      Taxes.  Employee acknowledges and agrees that Employer has not made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement.  The parties further agree that if any local, state or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee shall indemnify Employer for all such tax payments, including interest and penalties.

6.                                      Employee’s Attorneys’ Fees and Costs.  Employee acknowledges and represents that, except as otherwise provided in Section 2(c) hereof, all claims for attorneys’ fees, costs, or other recoverable expenses that Employee’s attorneys may hold against Employer as Employee’s attorneys will be satisfied solely by Employee.

7.                                      No Eligibility for Re-Employment.  The parties intend that this Agreement shall finally resolve all matters pertaining to Employee’s employment relationship with Employer and the end of that relationship.  Accordingly, Employee is not eligible for reinstatement, rehire, future employment, or any employment relationship with Employer or any of the Released Parties.  Employee will neither seek nor accept any such employment relationship with Employer or any of the Released Parties in the future, and they are entitled to reject without cause any application for employment made by Employee.

8.                                      Employment Reference and Verification.  Employee agrees that for employment verification or reference purposes, Employee will only refer prospective employers to the third party service entitled “The Work Number” 1-800-367-5690 or www.theworknumber.com.  This online employment verification service can provide confirmation of employment and dates of employment.  The relevant employer code to use is 11140.  Should this service change, Employee agrees to use the third party service then used by Employer.  Employee agrees not to contact, or direct others to contact, any active employee or representative of Employer for a reference or information relating to Employee’s employment with Employer.

9.                                      Cooperation.  Employee agrees to be reasonably available to Employer to respond to requests by Employer for information pertaining to or relating to Company and/or its subsidiaries, affiliates, agents, officers, directors, employees, programs, or business partners which may be within Employee’s knowledge.  Employee agrees to provide reasonable cooperation to Employer in connection with any and all existing or future litigation or investigations brought by or against Employer or any of its subsidiaries, affiliates, agents, officers, directors or employees, whether administrative, civil, or criminal in nature, to the extent that Employer reasonably deems Employee’s cooperation necessary.  Such consultation may consist of telephone calls, meetings and/or testimony.  Employer agrees to make good faith efforts to schedule any such consultation so as to avoid any inconvenience to Employee or interference with Employee’s business activities.  Employer agrees to reimburse Employee for reasonable out-of-pocket expenses (excluding lost or foregone wages or compensation) incurred as a result of such cooperation.

10.                               Advice of Counsel, Consideration and Revocation Periods, Other Information.  Employer advises Employee to consult with an attorney prior to signing this Agreement.  Employee has 45 days to consider whether to sign this Agreement from the Separation Date (“Consideration Period”).  Employee must return this signed Agreement to Employer’s representative set forth below within the Consideration Period.  If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms.  Additionally, Employee shall have seven days from the date of the Employee signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as Employee returned this Agreement.  If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. Employee agrees with Employer that changes, whether material or immaterial, do not restart the running of the Consideration Period.

Employee Initial	/s/ GW	Page 3

11.                               Exceptions.  Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) for claims under the Amended and Restated Director Indemnification Agreement, dated October 22, 2009, which remains in full force and effect pursuant to its terms, (iv) that may arise after Employee signs this Agreement, or (v) which cannot be released by private agreement.  In addition, nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality, non-disparagement, employee’s attorneys’ fees and costs, eligibility for re-employment, and employment verification provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited.

11.                               Miscellaneous.

a.                                      The “Effective Date” of this Agreement is the eighth (8th) day after Employee signs this Agreement, provided Employee does not revoke the Agreement.

b.                                      Entire Agreement/No Assignment.  This instrument sets forth the entire agreement between the parties and no representation, promise, or condition not contained herein will modify these terms except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact.  The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

c.                                       No Admission of Liability. Nothing in this Agreement constitutes the admission of any liability by Employer or the Released Parties.

d.                                      Read Agreement/Advice of Attorney.  Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee’s own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

e.                                       Applicable Law and Severability.  The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Texas.  The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and said illegal, invalid, or unenforceable part will be deemed not to be a part of the Agreement.

f.                                        Notice.  Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210.  Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee’s last known address as shown on Employer’s records.  Either party may designate a different address or addresses by giving notice according to this Section.

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The parties have signed this Agreement on the dates written by the signatures below.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Employer at the address shown in the subsection under “Miscellaneous” entitled “Notice” prior to the end of the Consideration Period or if Employee revokes this Agreement, then this Agreement will be null and void and Employee will not be entitled to the Consideration described above.

EMPLOYEE:	EMPLOYER:

/s/ Gary Winterhalter	/s/ Matthew Haltom
GARY WINTERHALTER
	TITLE:	SVP, General Counsel & Sec.

SALLY BEAUTY HOLDINGS, INC.

Date: 2-18, 2016	Date: Feb. 18, 2016

Employee Initial	/s/ GW	Page 5